SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                     FORM 15


          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
            Suspension of Duty to File Reports Under Sections 13 and
                  15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 0-11431


                New Energy Company of Indiana Limited Partnership
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             (Exact name of registrant as specified in its charter)


       3201 West Calvert Street, South Bend, Indiana 46680 (219) 233-3116
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               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)


                            Limited Partnership Units
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            (Title of each class of securities covered by this Form)


                                      None
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         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)    [X]                 Rule 12h-3(b)(1)(ii)   [ ]
        Rule 12g-4(a)(1)(ii)   [ ]                 Rule 12h-3(b)(2)(i)    [ ]
        Rule 12g-4(a)(2)(i)    [ ]                 Rule 12h-3(b)(2)(ii)   [ ]
        Rule 12g-4(a)(2)(ii)   [ ]                 Rule 15d-6             [ ]
        Rule 12h-3(b)(1)(i)    [ ]

        Approximate number of holders of record as of the certification or notice date:

                    0

        Pursuant to the requirements of the Securities Exchange Act of 1934, New Energy Company of Indiana Limited Partnership has caused this certifica tion/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:   12/30/97                     BY: /s/ Larry W. Singleton
                                        -----------------------------
                                        Larry W. Singleton, President
                                        Chief Executive Officer and Treasurer,
                                        New Energy Corporation of Indiana, the
                                        General Partner